                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           I.C. Isaacs & Company, Inc.
                           ---------------------------
                                (NAME OF ISSUER)


                                  Common Stock
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)


                                    464192103
                                    ---------
                                 (CUSIP NUMBER)




--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/ /      RULE 13d-1(b)

/X/      RULE 13d-1(c)

/ /      RULE 13d-1(c)


                                PAGE 1 OF 6 PAGES

------------------------- ------------------------------------ ----------------
CUSIP NO. 464192103                   SCHEDULE 13G             PAGE 2 OF 6 PAGES
------------------------- ------------------------------------ -----------------

--------- -----------------------------------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:
          Latitude Licensing Corp.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


--------- -----------------------------------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                  (a) / /
                                                                                                  (b) / /
--------- -----------------------------------------------------------------------------------------------------------
  3       SEC USE ONLY
--------- -----------------------------------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          Delaware
---------------------- ------ ---------------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              500,000
                       ------ ---------------------------------------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
        EACH           ------ ---------------------------------------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH              500,000

                       ------ ---------------------------------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              0
--------- -----------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          500,000

--------- -----------------------------------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------- -----------------------------------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.9%

--------- -----------------------------------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          CO


--------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------- ------------------------------------ ----------------
CUSIP NO. 464192103                   SCHEDULE 13G             PAGE 3 OF 6 PAGES
------------------------- ------------------------------------ -----------------


ITEM 1.

         (a)      Name of Issuer

                  I.C. Isaacs & Company, Inc.

         (b)      Address of Issuer's Principal Executive Offices

                  3840 Bank Street
                  Baltimore, Maryland  21224-2522

ITEM 2.

         (a)      Name of Person Filing

                  Latitude Licensing Corp.

         (b)      Address of Principal Business Office or, if none, Residence

                  22 Carpenter Plaza
                  Wilmington, Delaware  19810


         (c)      Citizenship

                  Delaware


         (d)      Title of Class of Securities

                  Common Stock, $.0001 par value per share

         (e)      CUSIP Number

                  464192103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) / /  Broker or Dealer registered under Section 15 of the Act
         (b) / /  Bank as defined in Section 3(a)(6) of the Act
         (c) / /  Insurance Company as defined in Section 3(a)(19) of the Act
         (d) / / Investment Company registered under Section 8 of the Investment Company Act
         (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

------------------------- ------------------------------------ ----------------
CUSIP NO. 464192103                   SCHEDULE 13G             PAGE 4 OF 6 PAGES
------------------------- ------------------------------------ -----------------


         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
         (g) / / Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)
         (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act
         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
         (j) / /  Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

         If this statement is filed pursuant to Rule 13d-1(c), check this box
         |X|

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer defined in Item 1.

         (a)      Amount Beneficially Owned

                  500,000

         (b)      Percent of Class

                  6.9%

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote

                           500,000

                  (ii)     shared power to vote or to direct the vote

                           0

                  (iii)    sole power to dispose or to direct the disposition

                           of 500,000

                  (iv)     shared power to dispose or to direct the disposition

                           of 0

------------------------- ------------------------------------ ----------------
CUSIP NO. 464192103                   SCHEDULE 13G             PAGE 5 OF 6 PAGES
------------------------- ------------------------------------ -----------------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

       The securities as to which this Schedule is filed were issued to Latitude Licensing Corp. by I.C. Isaacs & Company, Inc. on August 9, 1999 and transferred by Latitude Licensing Corp. to Wurzburg S.A. immediately thereafter. Latitude Licensing Corp. is no longer the beneficial owner of such securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

------------------------- ------------------------------------ ----------------
CUSIP NO. 464192103                   SCHEDULE 13G             PAGE 6 OF 6 PAGES
------------------------- ------------------------------------ -----------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   August 17, 1999


                                                     LATITUDE LICENSING CORP.


                                                     By:/s/Pierre Martin
                                                        ----------------
                                                     Name:    Pierre Martin
                                                     Title:   Vice President